Exhibit 99.1
Pacific Energy Partners, L.P. Announces Signing of Definitive Purchase Agreement to Acquire Mid Alberta Pipeline

    LONG BEACH, Calif.--(BUSINESS WIRE)--June 2, 2004--Pacific Energy Partners, L.P. (NYSE:PPX) ("the Partnership") announced today that a wholly-owned subsidiary has entered into a definitive asset purchase agreement to acquire the Mid Alberta Pipeline ("MAPL Pipeline"), located in Alberta, Canada, from Imperial Oil. The 138-mile MAPL Pipeline is a proprietary pipeline with a throughput capacity of approximately 50,000 barrels per day if transporting light crude oil. The MAPL Pipeline originates at Edmonton, Alberta and terminates at Sundre, Alberta, where it connects to the Rangeland system. The Partnership acquired the Rangeland system on May 11, 2004.
    The acquisition price for the MAPL Pipeline assets is Cdn$31.5 million, Cdn$5 million of which is deferred for three years. In addition, we anticipate spending an estimated Cdn$8 million for linefill, transaction costs and first-year transition capital expenditures. At an exchange rate of US$1 = Cdn$1.3685, as of June 1, 2004, the all-in acquisition cost will be approximately US$29 million. This transaction is expected to close in late June, 2004, following receipt of regulatory approvals and fulfillment of other customary closing conditions. Funding of the purchase will be from the Partnership's new Canadian revolving credit facility.
    Irv Toole, President and Chief Executive Officer, said, "The acquisitions of Rangeland and MAPL are a continuation of our regional development plans in the Rocky Mountains. They provide a unique and strategic opportunity for Pacific Energy Partners to participate in the expected increase in production of synthetic crude from the Alberta oil sands by providing to Canadian producers and U.S. Rocky Mountain refiners an integrated pipeline delivery system from Edmonton, Alberta to U.S. PADD IV markets. These acquisitions are expected to have significant synergies with the Partnership's U.S. pipeline systems and will enable us to provide expanded services to our Rocky Mountain customers."
    Mr. Toole continued, "The combined acquisitions are expected to be slightly accretive in the initial year of operation, the period during which additional pipeline facilities are to be constructed by the Partnership in Edmonton. Once the integration of these facilities is complete, in about a year, we expect the acquisitions to be approximately five percent accretive to net income and cash distributions to unitholders."
    Pacific Energy Partners, L.P. is a Delaware limited partnership headquartered in Long Beach, California. Pacific Energy Partners, L.P. is engaged principally in the business of gathering, transporting, storing and distributing crude oil and other related products in California and the Rocky Mountain region. Pacific Energy Partners, L.P. generates revenue primarily by transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy Partners, L.P. also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although the Partnership believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2003.

    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562-728-2871 (Investor Relations)
             562-728-2881 (fax)